Exhibit 99.2

CIRRUS LOGIC, INC. August 2, 2017 Letter to Shareholders Q1 FY18 800 WEST SIXTH STREET, AUSTIN, TEXAS 78701

**August 2, 2017**

Dear Shareholders,

Cirrus Logic delivered Q1 revenue of $320.7 million and GAAP and non-GAAP earnings per share of $0.64 and $0.81, respectively. Overall, demand for our products was in line with our expectations ahead of new product launches in the back half of the year. We are pleased with our progress in Q1 as design activity across the portfolio and product development was healthy. In fact, we are excited to have recently hit several significant milestones with the tape-out of numerous components that we believe are essential for future growth, including our 28-nanometer voice biometrics chip, 55-nanometer boosted amplifier with integrated DSP and our first hi-fi audio codec with integrated USB interface for digital headsets. With an arsenal of products on the market and an innovative roadmap, we believe Cirrus Logic will remain a leading player in the rapidly growing audio and voice market.

**Figure A: Cirrus Logic Q1 FY18 GAAP to Non-GAAP Reconciliation**

| | GAAP | Other | Non-GAAP |
|---|---|---|---|
| **Revenue** | **$320.7** | | **$320.7** |
| **Gross Profit** | **$161.7** | **$0.3** | **$162.0** |
| **Gross Margin** | **50.4%** | | **50.5%** |
| Operating Expense | $114.4 | ($18.6) | $95.8 |
| **Operating Income** | **$47.3** | **$18.9** | **$66.2** |
| **Operating Profit** | **15%** | | **21%** |
| Other Income / (Expense) | $0.6 | | $0.6 |
| Income Tax Expense | $5.0 | $7.2 | $12.2 |
| **Net Income** | **$42.9** | **$11.7** | **$54.6** |
| **Diluted EPS** | **$0.64** | **$0.17** | **$0.81** |

*Complete GAAP to Non-GAAP reconciliations available on page 13

$ millions, except EPS

2

3 Revenue and Gross Margins Revenue for the first quarter was $320.7 million, down two percent sequentially and up 24 percent year over year. The sequential decline is primarily due to seasonally lower portable audio sales ahead of product launches in the back half of the calendar year. The year-over-year increase is due to content gains and strong demand for certain digital headset codecs and boosted amplifiers. One customer contributed 76 percent of sales for the quarter. Our relationship with our largest customer remains outstanding with design activity continuing on various products. While we understand there is intense interest in this customer, in accordance with our policy, we do not discuss specifics about our business relationship. In the September quarter, we expect revenue to range from $390 million to $430 million, up 28 percent sequentially and down 4 percent year over year at the midpoint. Guidance for the quarter reflects anticipated demand for certain portable audio products ahead of product launches in the back half of the year. We note, however, as highlighted elsewhere in the company’s discussion of risk factors, our customers can and frequently do change individual orders on short notice. While this generally has little to do with the health of our business, it does make predicting the Q2 and Q3 revenue split particularly challenging as we expect to be ramping heavily at this quarter boundary and small changes in timing could cause large swings in our revenue for each quarter. As we look to the remainder of FY18, the company continues to expect modest revenue growth for the full fiscal year. $283 $307 $348 $232 $259 $429 $523 $328 $321 $410* *Midpoint of guidance as of August 2, 2017 Figure B: Cirrus Logic Revenue Q1 FY16 to Q2 FY18 (M) Q1/FY16 Q2/FY16 Q3/FY16 Q4/FY16 Q1/FY17 Q2/FY17 Q3/FY17 Q4/FY17 Q1/FY18 Q2/FY18

4 GAAP gross margin in the June quarter was 50.4 percent and non-GAAP gross margin was 50.5 percent, compared to roughly 50 percent in Q4 FY17. The sequential increase in gross margin was primarily due to supply chain efficiencies. In the September quarter, gross margin should range from 48 percent to 50 percent. Operating Profit, Earnings and Cash Operating profit for the first quarter was approximately 15 percent GAAP and 21 percent non-GAAP. GAAP and non-GAAP operating expenses were $114.4 million and $95.8 million, respectively. GAAP operating expenses included approximately $11.1 million in share-based compensation, $11.6 million in amortization of acquired intangibles and a credit of approximately $4 million related to the adjustment in fair value of a previously recorded liability. The sequential change in GAAP and non-GAAP operating expense reflects higher product development expenses, including tape-outs, which were offset by a reduction in employee expenses. In addition, the GAAP operating expense decline in Q1 FY18 also excludes a charge of  $9.8 million related to a building impairment associated with a UK facility. The year-over-year growth in operating expense is primarily due to higher employee costs, including a significant increase in headcount and, to a lesser extent, an increase in product development costs. In the September quarter GAAP R&D and SG&A expenses should range from $119 million to $125 million, including roughly $13 million in share-based compensation and $12 million in amortization of acquired intangibles. Operating expense guidance reflects an expected increase in product development expenses, which is somewhat offset by a reduction in employee expenses. Our total headcount exiting Q1 was 1,467. Figure C: Cirrus Logic GAAP R&D and SG&A Expenses/Headcount Q1 FY16 to Q2 FY18 1,125 1,198 1,248 1,291 1,336 1,379 1,406 1,444 1,467 0 10 20 30 40 50 60 70 80 90 100 110 120 Q1/FY16 Q2/FY16 Q3/FY16 Q4/FY16 Q1/FY17 Q2/FY17 Q3/FY17 Q4/FY17 Q1/FY18 Q2/FY18 Expense* SG&A R&D Headcount $M *Reflects midpoint of combined R&D and SG&A guidance as of August 2, 2017

5 GAAP earnings per share for the June quarter were $0.64, compared to $0.52 the prior quarter and $0.27 in Q1 FY17. Non-GAAP earnings per share were $0.81, versus $0.85 in Q4 FY17 and $0.44 in Q1 FY17. Our ending cash balance in the June quarter was approximately $310 million, down from $451 million the prior quarter. The sequential decline is primarily due to the timing of receivables, an increase in inventory ahead of product ramps in the back half of the year, the repayment of debt, the repurchase of shares and a small acquisition that bolsters our product offerings in the voice and speech domains. Cash used in operations was approximately $3.8 million for the quarter. The company paid in full the remaining $60 million of debt on its balance sheet and used approximately $45.6 million to repurchase 708,807 shares at an average price of $64.26. The company has approximately $130.2 million remaining in our share repurchase program. Net interest income is currently expected to be roughly $750,000 in Q2 FY18. We will continue to evaluate potential uses of cash, including acquisitions and the repurchase of shares. Taxes and Inventory GAAP tax expense for the June quarter was approximately $5 million, resulting in an effective tax rate of 10.4 percent. The lower GAAP tax rate reflects the effect of the Accounting Standards Update (ASU) 2016-09, which requires all of the tax effects related to stock-based compensation to be recorded to GAAP tax expense in the period in which they occur, resulting in increased quarterly volatility. The Q1 FY18 GAAP and non-GAAP tax expense also include the favorable impact of a release of prior year unrecognized tax benefits. Non-GAAP tax expense and the effective tax rate for the quarter were approximately $12.2 million and 18.3 percent, respectively. We estimate that our worldwide non-GAAP effective tax rate in FY18 will range from 21 percent to 23 percent. Moving forward, we expect this rate to decrease gradually through FY21. Q1 inventory was $202.4 million, up from $167.9 million the prior quarter. The sequential increase in inventory reflects ramps ahead of anticipated customer demand in the back half of the

6 year. Inventory is expected to remain relatively flat in the September quarter as we continue to build ahead of new product introductions later in the year. Company Strategy We are pleased with our progress in Q1. Design activity across our portfolio was strong, and we expect new devices utilizing our products in smartphones, digital headsets and the smart home to continue to be introduced throughout the year. More importantly, we have made significant progress in new product development as we taped-out numerous components over the last several months that we believe will expand the company’s product portfolio and enhance our competitive position in key markets. We are delighted to have taped-out our first 28-nanometer voice biometrics chip, a 55-nanometer boosted amplifier with integrated DSP for the China and mid-tier markets, and our first hi-fi audio codec with integrated USB interface that targets USBC digital headsets. During the quarter, we ramped production of a recently introduced hi-fi DAC and a boosted amplifier with a customer in China for a flagship smartphone launched this summer. Commercial production of the first adaptive ANC headset utilizing our innovative technology increased in Q1 and the product is available for purchase in Europe, Asia and the United States. We are excited about our opportunities in FY18 and believe our broad product portfolio and roadmap positions Cirrus Logic to take advantage of the increasing demand for compelling audio and voice technology in the rapidly growing markets we serve, many of which are in their infancy. The transition of the more than one-billion-unit analog headset market to digitally connected products continues to gain momentum as OEMs push to innovate beyond mobile phones. While this opportunity is emerging, we are encouraged as more smartphones move to the USB-C interface and remove the 3.5mm headphone jack. With a range of products that enable feature-rich high performance and mainstream digital headsets/adaptors and an extensive roadmap with enhanced next generation products, the company expects to capitalize on this market opportunity. We are actively working on designs with customers across all headset form factors, including wired and wireless, as they push for improved audio and voice capabilities such as high-fidelity audio playback, transmit noise reduction, echo cancelation and continuously

7 adaptive ANC that will enhance the user experience. We have a robust pipeline of digital headset/adaptor customer engagements and designs, some of which are expected to hit the market this year. We are very excited to be sampling our first integrated high-speed USB audio codec that delivers high-performance audio and voice capability for mainstream digital headsets and adaptors. This product allows the company to address a broader customer base and enables a simplified design-in process that helps OEMs deliver digital headsets and adaptors to market faster and more efficiently. Customer interest has been strong, driven by the product’s ultra-low power consumption and class-leading analog performance and size. We expect design activity to accelerate as we move throughout the fiscal year. The company’s digital headset development efforts are focused on shrinking the implementation area through integration and reducing power, which we believe will help facilitate the introduction of many new features and use cases. These products have the potential to deliver a transformative consumer experience on next generation digital headsets and hearables by enabling a seamless combination of the world around you and the content being enjoyed through playback on the device. We continue to anticipate revenue growth from digital headsets in FY18 and given the size and the stage of development, we believe this market has the potential to continue to drive meaningful revenue contribution. Cirrus Logic has been a leading provider of audio and voice components in smartphones for many years; however, broad adoption of this technology has historically been limited to a few flagship OEMs. Over the past few years, there has been a shift in the requirements for audio and voice as smartphones have become more intricately entwined in our lives and OEMs strive to differentiate both their flagship and mid-tier devices. There are a number of trends in the smartphone market that are soundly within Cirrus Logic’s core competency of designing complex analog and digital signal processing components, combined with our extensive software capabilities, that are driving continued innovation in audio and voice technology. These include demand for ultra-low power, low latency use cases such as enabling multi-trigger always-on voice control, entertainment applications including karaoke and hi-fi recording and highperformance audio playback such as stereo speakers and hi-fi digital headsets. The move toward stereo speaker capability in flagship smartphones, as well as the utilization of discrete boosted amplifiers in mid-tier devices, is driving a meaningful expansion of our served available market

8 We are also encouraged to see new applications for our boosted amplifiers, such as haptics. As smartphone manufacturers enhance the design of phones and expand the usable screen area, there has been an increasing interest in replacing mechanical buttons with haptic technology that provides a similar tactile feedback experience. With a portfolio of products including smart codecs, boosted amplifiers and MEMS microphones, an extensive roadmap and solid relationships with many of the industry leaders, the company is optimistic about our opportunities in the smartphone market. Specifically, as we move throughout FY18 and beyond we expect to continue to further penetrate Android flagship and mid-tier smartphones as the desire to provide a differentiated user experience fuels demand for Cirrus Logic’s products. Long-term, we are enthusiastic about the opportunities that we believe the company’s investment in leading-edge technologies such as voice biometrics, MEMS microphones and smart home will facilitate. While meaningful revenue contribution from these products is several years out, we are making significant technology advancements and are engaged with leading players in these markets. In voice biometrics, we are delighted to have taped-out our first 28-nanometer component, which we expect to begin sampling to key customers in the fall. We continued to make progress in the June quarter with MEMS microphones as we broadened our product portfolio, remained actively engaged with key customers and made headway on critical upgrades and capacity increases in our supply chain. As this business continues to develop we expect to make additional strategic investments in our supply chain and R&D facilities. The company is leveraging our expertise in mobile to develop compelling products for the smart home market that enable a better consumer experience when utilizing voice as an interface for these devices. We are pleased to be shipping in smart home products today, including a new tier one digital assistant that uses our high performance, ultra-low power stereo codec to deliver high-fidelity audio playback. We are also excited about our new Amazon Voice Capture Development Kit which enables a wide range of consumer OEMs to bring Alexaâ-enabled smart home products to market faster and more efficiently while providing a superior user experience. We expect to continue to introduce new products over the next several years that will further enhance our opportunities in this market.

9 As we look beyond FY18, we are optimistic about the company’s position as a leading provider of innovative audio and voice technology. With many of our target markets in the early stages of development we have numerous multi-year growth vectors that are expected to fuel opportunities in the coming years. We are laser focused on increasing our penetration of the Android OEMs three through ten and continuing to push a subset of flagship features into midtier smartphones. We are dedicated to expanding our portfolio of products designed for the digital headset market, while introducing new voice biometric, smart home and MEMS products targeting longer-term opportunities that we believe will help drive Cirrus Logic’s future success. Summary and Guidance For the September quarter we expect the following results: • Revenue to range between $390 million and $430 million; • GAAP gross margin to be between 48 percent and 50 percent; and • Combined GAAP R&D and SG&A expenses to range between $119 million and $125 million, including approximately $13 million in share-based compensation expense and $12 million in amortization of acquired intangibles. In summary, Cirrus Logic delivered solid results for the June quarter. While we are pleased with our progress in Q1, we are more excited with our product development accomplishments as we believe these components will help the company capitalize on the market trends that are expected to fuel demand for our compelling technology for many years to come. Cirrus Logic’s expertise in delivering sophisticated products that span the audio and digital divide, coupled with our robust product portfolio and innovative roadmap, positions us uniquely as a leader in the growing audio and voice markets. Sincerely,

10 Jason Rhode Thurman Case President and Chief Executive Officer Chief Financial Officer Conference Call Q&A Session Cirrus Logic will host a live Q&A session at 5 p.m. EDT today to answer questions related to its financial results and business outlook. Participants may listen to the conference call on the Cirrus Logic website. Participants who would like to submit a question to be addressed during the call are requested to email investor.relations@cirrus.com. A replay of the webcast can be accessed on the Cirrus Logic website approximately two hours following its completion, or by calling (416) 621-4642 or toll free at (800) 585-8367 (Access Code: 47484323). Use of Non-GAAP Financial Information To supplement Cirrus Logic's financial statements presented on a GAAP basis, Cirrus has provided non-GAAP financial information, including non-GAAP net income, diluted earnings per share, operating income, operating expenses, gross margins, tax expenses and tax expense impact on earnings per share. A reconciliation of the adjustments to GAAP results is included in the tables below. We are also providing guidance on our non-GAAP expected effective tax rate. We are not able to provide guidance on our GAAP tax rate or a related reconciliation without unreasonable efforts since our future GAAP tax rate depends on our future stock price and related share-based compensation information that is not currently available. Non-GAAP financial information is not meant as a substitute for GAAP results, but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. The non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP. Safe Harbor Statement

11 Except for historical information contained herein, the matters set forth in this shareholder letter contain forward-looking statements, including future revenue growth and market penetration opportunities, expected product ramps in the second half of the year, effective tax rates for fiscal year 2018 and future years, and our forecasts for of second quarter fiscal year 2018 revenue, net interest income, gross margin, combined research and development and selling, general and administrative expense levels, share-based compensation expense and amortization of acquired intangibles. In some cases, forwardlooking statements are identified by words such as “expect,” “anticipate,” “foresee,” “target,” “project,” “believe,” “goals,” “opportunity,” “estimates,” “intend,” and variations of these types of words and similar expressions. In addition, any statements that refer to our plans, expectations, strategies or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the following: the level of orders and shipments during the second quarter of fiscal year 2018, customer cancellations of orders, or the failure to place orders consistent with forecasts, along with the timing and success of new product ramps; and the risk factors listed in our Form 10-K for the year ended March 25, 2017, as amended, and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise. Cirrus Logic and Cirrus are registered trademarks of Cirrus Logic, Inc. Alexa is a registered trademark of Amazon Technologies, Inc. All other company or product names noted herein may be trademarks of their respective holders. Summary financial data follows:

CIRRUS LOGIC®

## CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
**(unaudited)**
**(in thousands, except per share data)**

| | Three Months Ended | | |
|---|---|---|---|
| | Jun. 24, 2017 | Mar. 25, 2017 | Jun. 25, 2016 |
| | Q1'18 | Q4'17 | Q1'17 |
| Portable audio products | $ 280,688 | $ 290,658 | $ 216,068 |
| Non-portable audio and other products | 40,047 | 37,206 | 43,360 |
| **Net sales** | **320,735** | **327,864** | **259,428** |
| Cost of sales | 159,019 | 163,585 | 132,743 |
| **Gross profit** | **161,716** | **164,279** | **126,685** |
| **Gross margin** | **50.4%** | **50.1%** | **48.8%** |
| Research and development | 83,557 | 77,972 | 73,934 |
| Selling, general and administrative | 30,859 | 31,752 | 30,540 |
| Asset impairment | - | 9,842 | - |
| Total operating expenses | 114,416 | 119,566 | 104,474 |
| **Income from operations** | **47,300** | **44,713** | **22,211** |
| Interest income (expense), net | 594 | 118 | (689) |
| Other income (expense), net | (19) | 82 | 147 |
| **Income before income taxes** | **47,875** | **44,913** | **21,669** |
| Provision for income taxes* | 4,963 | 9,855 | 3,598 |
| **Net income*** | **$ 42,912** | **$ 35,058** | **$ 18,071** |
| Basic earnings per share*: | $ 0.67 | $ 0.55 | $ 0.29 |
| Diluted earnings per share*: | $ 0.64 | $ 0.52 | $ 0.27 |
| Weighted average number of shares: | | | |
| Basic | 64,097 | 64,232 | 62,450 |
| Diluted* | 67,160 | 67,062 | 65,723 |

**Q1 FY17 results have been updated to reflect Cirrus Logic's adoption of the Accounting Standards Update (ASU) 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The adoption of this guidance impacted our previously reported quarterly results.*

*Prepared in accordance with Generally Accepted Accounting Principles*

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CIRRUS LOGIC®

**RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION**
**(unaudited, in thousands, except per share data)**
**(not prepared in accordance with GAAP)**

*Non-GAAP financial information is not meant as a substitute for GAAP results, but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. As a note, the non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.*

| | Three Months Ended | | |
|---|---|---|---|
| | Jun. 24, 2017 | Mar. 25, 2017 | Jun. 25, 2016 |
| *Net Income Reconciliation* | Q1'18 | Q4'17 | Q1'17 |
| **GAAP Net Income*** | **$ 42,912** | **$ 35,058** | **$ 18,071** |
| Amortization of acquisition intangibles | 11,600 | 8,255 | 8,363 |
| Stock based compensation expense | 11,403 | 10,888 | 9,310 |
| Acquisition-related items | (4,048) | - | - |
| Asset impairment | - | 9,842 | - |
| Adjustment to income taxes | (7,257) | (7,289) | (6,846) |
| **Non-GAAP Net Income*** | **$ 54,610** | **$ 56,754** | **$ 28,898** |
| *Earnings Per Share Reconciliation* | | | |
| **GAAP Diluted earnings per share*** | **$ 0.64** | **$ 0.52** | **$ 0.27** |
| Effect of Amortization of acquisition intangibles | 0.17 | 0.13 | 0.13 |
| Effect of Stock based compensation expense | 0.17 | 0.16 | 0.14 |
| Effect of Acquisition-related items | (0.06) | - | - |
| Effect of Asset impairment | - | 0.15 | - |
| Effect of Adjustment to income taxes | (0.11) | (0.11) | (0.10) |
| **Non-GAAP Diluted earnings per share*** | **$ 0.81** | **$ 0.85** | **$ 0.44** |
| *Operating Income Reconciliation* | | | |
| **GAAP Operating Income** | **$ 47,300** | **$ 44,713** | **$ 22,211** |
| *GAAP Operating Profit* | *15%* | *14%* | *9%* |
| Amortization of acquisition intangibles | 11,600 | 8,255 | 8,363 |
| Stock compensation expense - COGS | 338 | 324 | 230 |
| Stock compensation expense - R&D | 6,260 | 5,987 | 5,216 |
| Stock compensation expense - SG&A | 4,805 | 4,577 | 3,864 |
| Acquisition-related items | (4,048) | - | - |
| Asset impairment | - | 9,842 | - |
| **Non-GAAP Operating Income** | **$ 66,255** | **$ 73,698** | **$ 39,884** |
| *Non-GAAP Operating Profit* | *21%* | *22%* | *15%* |
| *Operating Expense Reconciliation* | | | |
| **GAAP Operating Expenses** | **$ 114,416** | **$ 119,566** | **$ 104,474** |
| Amortization of acquisition intangibles | (11,600) | (8,255) | (8,363) |
| Stock compensation expense - R&D | (6,260) | (5,987) | (5,216) |
| Stock compensation expense - SG&A | (4,805) | (4,577) | (3,864) |
| Acquisition-related items | 4,048 | - | - |
| Asset impairment | - | (9,842) | - |
| **Non-GAAP Operating Expenses** | **$ 95,799** | **$ 90,905** | **$ 87,031** |
| *Gross Margin/Profit Reconciliation* | | | |
| **GAAP Gross Profit** | **$ 161,716** | **$ 164,279** | **$ 126,685** |
| *GAAP Gross Margin* | *50.4%* | *50.1%* | *48.8%* |
| Stock compensation expense - COGS | 338 | 324 | 230 |
| **Non-GAAP Gross Profit** | **$ 162,054** | **$ 164,603** | **$ 126,915** |
| *Non-GAAP Gross Margin* | *50.5%* | *50.2%* | *48.9%* |
| *Effective Tax Rate Reconciliation* | | | |
| **GAAP Tax Expense*** | **$ 4,963** | **$ 9,855** | **$ 3,598** |
| *GAAP Effective Tax Rate* | *10.4%* | *21.9%* | *16.6%* |
| Adjustments to income taxes | 7,257 | 7,289 | 6,846 |
| **Non-GAAP Tax Expense*** | **$ 12,220** | **$ 17,144** | **$ 10,444** |
| *Non-GAAP Effective Tax Rate* | *18.3%* | *23.2%* | *26.5%* |
| *Tax Impact to EPS Reconciliation* | | | |
| **GAAP Tax Expense*** | **$ 0.07** | **$ 0.15** | **$ 0.05** |
| Adjustments to income taxes | 0.11 | 0.11 | 0.10 |
| **Non-GAAP Tax Expense*** | **$ 0.18** | **$ 0.26** | **$ 0.15** |

**Q1 FY17 results have been updated to reflect Cirrus Logic's adoption of the Accounting Standards Update (ASU) 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The adoption of this guidance impacted our previously reported quarterly results.*

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**CONSOLIDATED CONDENSED BALANCE SHEET**
**unaudited; in thousands**

| | Jun. 24, 2017 | Mar. 25, 2017 | Jun. 25, 2016 |
|---|---|---|---|
| ASSETS | | | |
| Current assets | | | |
| Cash and cash equivalents | $ 163,918 | $ 351,166 | $ 143,591 |
| Marketable securities | 11,380 | 99,813 | 91,090 |
| Accounts receivable, net | 162,437 | 119,974 | 140,893 |
| Inventories | 202,429 | 167,895 | 154,043 |
| Other current assets | 38,342 | 37,080 | 44,106 |
| Total current Assets | 578,506 | 775,928 | 573,723 |
| Long-term marketable securities | 134,851 | - | 3,923 |
| Property and equipment, net | 170,829 | 168,139 | 160,875 |
| Intangibles, net | 143,107 | 135,188 | 156,949 |
| Goodwill | 287,049 | 286,767 | 287,518 |
| Deferred tax asset* | 31,971 | 32,841 | 34,085 |
| Other assets | 20,337 | 14,607 | 14,776 |
| Total assets | $ 1,366,650 | $ 1,413,470 | $ 1,231,849 |
| LIABILITIES AND STOCKHOLDERS' EQUITY | | | |
| Current liabilities | | | |
| Accounts payable | $ 85,995 | $ 73,811 | $ 105,138 |
| Accrued salaries and benefits | 31,113 | 40,190 | 21,854 |
| Other accrued liabilities | 28,767 | 30,074 | 31,068 |
| Total current liabilities | 145,875 | 144,075 | 158,060 |
| Long-term debt | - | 60,000 | 160,439 |
| Other long-term liabilities* | 60,070 | 57,703 | 34,290 |
| Stockholders' equity: | | | |
| Capital stock* | 1,272,570 | 1,259,279 | 1,215,209 |
| Accumulated deficit* | (112,258) | (107,014) | (336,708) |
| Accumulated other comprehensive income (loss) | 393 | (573) | 559 |
| Total stockholders' equity | 1,160,705 | 1,151,692 | 879,060 |
| Total liabilities and stockholders' equity | $ 1,366,650 | $ 1,413,470 | $ 1,231,849 |

**Q1 FY17 results have been updated to reflect Cirrus Logic's adoption of the Accounting Standards Update (ASU) 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The adoption of this guidance impacted our previously reported quarterly results.*

*Prepared in accordance with Generally Accepted Accounting Principles*

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